Exhibit 99.1

NETLIST REPORTS FULL YEAR AND FOURTH QUARTER 2016 RESULTS

-Delivers Substantial Increase in Revenue and Improved Bottom Line Performance-

-Patent Infringement Trial Against SK hynix Scheduled for May 2017 at the U.S. International Trade Commission (ITC)-

IRVINE, CALIFORNIA, March 29, 2017 - Netlist, Inc. (NASDAQ: NLST), today reported financial results for the fiscal year and fourth quarter ended December 31, 2016.

Revenues for the year ended December 31, 2016, were $19.7 million, compared to revenues of $8.0 million for the year ended January 2, 2016, an increase of 145%.  Gross profit for the year ended December 31, 2016, was $7.4 million, or 37.6 percent of revenues, compared to a gross profit of $2.1 million, or 26.2 percent of revenues, for the year ended January 2, 2016.

Net loss for the year ended December 31, 2016, was ($11.2) million, or ($0.21) loss per share, compared to a net loss in the prior year period of ($20.5) million, or ($0.42) loss per share.  These results include stock-based compensation expense of $1.5 million and $1.8 million for the years ended December 31, 2016 and January 2, 2016, respectively.

Adjusted EBITDA loss was ($9.3) million for the year ended December 31, 2016, compared to an adjusted EBITDA loss of ($15.3) million for the prior year period.

Revenues for the three months ended December 31, 2016, were $5.5 million, compared to revenues of $2.9 million for last year’s fourth quarter ended January 2, 2016, an increase of 94%.  Gross profit for the three months ended December 31, 2016, was $275,000 compared to a gross profit of $1.3 million, for the fourth quarter ended January 2, 2016.

Net loss for the fourth quarter ended December 31, 2016, was ($3.9) million, or ($0.06) loss per share, compared to a net loss in the prior year period of ($4.3) million, or ($0.09) loss per share.  These results include stock-based compensation expense of $0.4 million and $0.5 million for the three month periods ended December 31, 2016 and January 2, 2016, respectively.

As of December 31, 2016, cash and cash equivalents and restricted cash were $12.6 million, total assets were $20.0 million, working capital was $13.0 million, total debt, net of debt discounts, and accrued interest was $14.4 million, and stockholders’ deficit was ($0.5) million.

“We delivered improved financial performance in 2016, highlighted by substantial revenue growth. Our more diversified revenue stems from our Joint Development Agreement with Samsung which included Non-Recurring Engineering Fees (NRE) to support the development of HybriDIMM, our plug and play storage class memory technology, and unique access to Samsung’s enterprise-grade, memory products for resale,” said C.K. Hong, Netlist’s Chief Executive Officer. “During the year we took significant steps toward defending our valuable intellectual property by commencing legal actions against SK hynix at the ITC and in the federal district court based on the infringement of Netlist patents. We are seeking, among other things, a ban on the importation of infringing SK hynix server memory products and look forward to the opportunity to present our case in the ITC at trial in May.”

EBITDA and adjusted EBITDA are non-GAAP financial measures. These non-GAAP financial measures are described below under the heading “Note Regarding Use of Non-GAAP Financial Measures” and are reconciled to the most directly comparable GAAP financial measure net income (loss) below under the heading “Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA.” Adjusted EBITDA was ($3.8) million for the quarter ended December 31, 2016, compared to adjusted EBITDA of ($1.4) million for the prior year period.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, March 29, 2017 at 5:00 p.m. Eastern Time to review the company’s results for the fourth quarter and full year ended December 31, 2016.  The dial-in number for the call is 1-412-317-5443.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding net interest expense, provisions for income taxes, depreciation, amortization, stock-based compensation and net other  expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

Adjusted EBITDA loss is a non-GAAP measure in which the net interest expense, provision for income taxes, depreciation and amortization, stock-based compensation and net other (income) expense are added back to the GAAP basis loss. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the condensed consolidated financial statements portion of this release under the heading “Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA.”

About Netlist, Inc.

Netlist creates solutions that accelerate turning raw data into business insight. The company produces next generation persistent memory solutions that enable businesses to transact quicker, gain insight faster and reduce datacenter cost. Flagship products NVvault® and EXPRESSvault® accelerate system performance and provide mission critical fault tolerance.  HybriDIMM™, Netlist’s next-generation Storage Class Memory, lowers cost and improves performance of big data analytics and in-memory computing. The company holds a portfolio of patents, many seminal, in the area of hybrid memory, storage class memory, rank multiplication and load-reduction, among others. Netlist is part of the Russell Microcap® Index.  To learn more, visit www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks associated with the launch and commercial success of our products, programs and technologies; the success of product, joint development and licensing partnerships; continuing development, qualification and volume production of HybriDIMM™ , as well as our other products and technologies; the rapidly-changing nature of technology in our industry; risks associated with intellectual property, including patent infringement litigation initiated by us or by others against us as well as the costs and unpredictability of litigation over infringement of our intellectual property; volatility in the pricing of DRAM ICs and NAND flash; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including predictions about the size of the market for our products; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; and general economic and market conditions. Other risks and uncertainties are described in our annual report on Form 10-K filed on March 4, 2016, and subsequent filings with the U.S. Securities and Exchange Commission we make from time to time, including the preliminary prospectus supplement that we filed in connection with the proposed offering. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

For more information, please contact:

Brainerd Communicators, Inc.	Netlist, Inc.
Mike Smargiassi or Jenny Perales	Gail M. Sasaki
NLST@braincomm.com	Chief Financial Officer
(212) 986-6667	(949) 435-0025

Netlist, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	January 2,
	2016	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,476	$19,684
Restricted cash	3,100	400
Accounts receivable, net	1,751	716
Inventories	3,160	1,658
Prepaid expenses and other current assets	1,766	1,739
Total current assets	19,253	24,197

Property and equipment, net	645	408
Other assets	70	61
Total assets	$19,968	$24,666

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,028	$3,299
Revolving line of credit	676	—
Accrued payroll and related liabilities	1,085	1,243
Accrued expenses and other current liabilities	270	304
Deferred revenue	—	6,857
Accrued engineering charges	—	500
Notes payable and capital lease obligation, current	151	13
Total current liabilities	6,210	12,216
Convertible promissory note, net of debt discount, and accrued interest	14,251	13,735
Long-term warranty liability	36	49
Total liabilities	20,497	26,000

Commitments and contingencies

Stockholders’ deficit:
Preferred stock	—	—
Common stock	62	50
Additional paid-in capital	144,035	132,011
Accumulated deficit	(144,626)	(133,395)
Total stockholders’ deficit	(529)	(1,334)
Total liabilities and stockholders’ deficit	$19,968	$24,666

Netlist, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Net product sales	$5,538	$1,709	$12,798	$6,869
Non-recurring engineering revenues	—	1,143	6,857	1,143
Total net revenues	5,538	2,852	19,655	8,012
Cost of sales(1)	5,263	1,583	12,259	5,915
Gross profit	275	1,269	7,396	2,097
Operating expenses:
Research and development(1)	1,347	1,680	6,287	6,049
Intellectual property legal fees	855	(1,091)	3,110	5,588
Selling, general and administrative(1)	2,211	2,628	9,033	7,841
Total operating expenses	4,413	3,217	18,430	19,478
Operating loss	(4,138)	(1,948)	(11,034)	(17,381)
Other expense:
Interest expense, net	(150)	(648)	(578)	(2,064)
Other income (expense), net	369	(1,749)	386	(1,081)
Total other income (expense), net	219	(2,397)	(192)	(3,145)
Loss before provision for income taxes	(3,919)	(4,345)	(11,226)	(20,526)
Provision for income taxes	4	—	5	1
Net loss	$(3,923)	$(4,345)	$(11,231)	$(20,527)
Net loss per common share:
Basic and diluted	$(0.06)	$(0.09)	$(0.21)	$(0.42)
Weighted-average common shares outstanding:
Basic and diluted	61,233	50,354	53,784	48,967

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$22	$16	$64	$53
Research and development	87	152	350	613
Selling, general and administrative	245	309	1,061	1,104

Netlist, Inc.

Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

GAAP net loss	$(3,923)	$(4,345)	$(11,231)	$(20,527)

Interest expense, net	150	648	578	2,064
Provision for income taxes	4	—	5	1
Depreciation and amortization	24	37	287	349
EBITDA (loss)	(3,745)	(3,660)	(10,361)	(18,113)

Stock-based compensation	354	477	1,475	1,770
Other (income) expense, net	(369)	1,749	(386)	1,081
Adjusted EBITDA (loss)	$(3,760)	$(1,434)	$(9,272)	$(15,262)